UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

SAMSON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-186686	45-3991227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Samson Plaza Two West Second Street Tulsa, OK	74103-3103
(Address of principal executive offices)	(Zip Code)

(918) 591-1791

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Samson Resources Corporation (the “Company”) has reached an agreement with certain Lenders (as defined below) and certain other parties regarding terms of a financial restructuring plan. The proposed plan will significantly reduce long-term debt and annual interest payments and result in a stronger balance sheet for the Company.

To implement the restructuring, the Company expects to voluntarily commence a reorganization under chapter 11 of the U.S. Bankruptcy Code on or before September 16, 2015. The Company expects its oil and gas operations to continue in the ordinary course throughout the restructuring process. Under the proposed plan, which would require Bankruptcy Court approval, the vast majority of the Company’s trade creditors and vendors are expected to be paid in full in the ordinary course of business.

In connection with the negotiations described below, on August 14, 2014, the Company entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”), with the following parties:

•	certain holders of loans (the “Lenders”) under the Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”), who have agreed to, among other things, backstop a rights offering (the “Backstop Parties”); and

•	Samson Aggregator GP LLC, Samson Aggregator L.P., KKR 2006 Fund, L.P., KKR Fund Holdings L.P., and Crestview Partners II, L.P., and certain of their affiliates (collectively, the “Sponsors” and together with the Company and the Backstop Parties, the “Parties”).

The Restructuring Support Agreement incorporates the economic terms agreed to by the parties, as memorialized in a term sheet dated August 14, 2015 (the “Term Sheet”). The Restructuring Support Agreement, which incorporates and attaches the Term Sheet, contemplates the implementation of a restructuring of the Company through a debt-for-equity conversion and rights offering (the “Rights Offering”), which transaction will be effectuated through a chapter 11 plan of reorganization (the “Plan”). The key terms of the restructuring, as contemplated in the Restructuring Support Agreement and Term Sheet, are as follows:

•	New Money Investment: The new money investment (the “New Money Investment”) will include (i) a minimum of $325 million to purchase new common equity of the reorganized Company, and (ii) a maximum of $125 million of new second lien debt issued by the reorganized Company.

•	New Money Expansion: By November 1, 2015, management will estimate the pro forma liquidity of the Company as of the projected effective date of the Plan. In the event that such estimated liquidity is less than $350 million, the New Money Investment will be increased by $35 million to a total of $485 million.

•	Backstop Terms: The Backstop Parties agree to backstop the Rights Offering, including $413.25 million in new common equity in the reorganized Company (the “Equity Backstop”) and $36.75 million in new second lien debt in the reorganized Company (the “Debt Backstop”). If any backstop funding is required, the Debt Backstop will be used first to satisfy any capital shortfall (subject to a Debt Backstop maximum of $36.75 million and an aggregate new debt maximum of $125 million). If additional backstop funding is required after exhaustion of the Debt Backstop (or the maximum amount of new debt under the Rights Offering is reached), the Equity Backstop will be used.

•	Use of Proceeds: The Rights Offering proceeds will be used to pay down the Company’s existing reserve-based revolving credit facility (the “RBL Revolver”) to $650 million and the fees of the Backstop Parties, with the remainder for general corporate purposes. Upon closing, the Backstop Parties shall receive a $10 million work fee payable pro rata to the Backstop Parties based on the Equity Backstop and Debt Backstop commitments.

•	Non-Core Asset Sale: As determined by the reorganized Company’s board of directors (the “Board”), the Company shall sell certain non-core assets and use the resulting proceeds to (a) pay down the RBL Revolver to the extent necessary to remain in compliance with the pro forma borrowing base level and provide sufficient liquidity, (b) partially prepay any new debt with the remaining proceeds, and (c) fund general corporate purposes.

•	Distributions: The Lenders shall receive all of the new common equity in the reorganized Company, less the new common equity issued to the Rights Offering participants, holders (the “Noteholders”) of Senior Notes due 2020 (the “Senior Notes”) under the senior notes indenture (the “Senior Notes Indenture”) and participants in a board and management incentive plan. The RBL Revolver will be amended and restated to include, among other terms, a borrowing base/maximum availability of at least $750 million on the effective date of the Plan for a period of 18 months or as otherwise agreed by the Backstop Parties and the Company, subject to a pre-negotiated adjustment for the sale of certain non-core assets. The Noteholders will receive 1.0% of the reorganized common equity if the Noteholders vote for the Plan and 0.5% if the Noteholders vote against the Plan.

•	Management Incentive Plan: 10.0% of the new common equity in the reorganized Company will be reserved for a board and management incentive program. 5.0% will be preliminarily granted on the effective date of the Plan or as soon as practicable after the effective date. Additional incentive grants will be determined by the compensation committee of the Board of the reorganized Company.

•	Governance: The reorganized Company will have a seven-person Board, consisting of (i) the CEO, (ii) two directors elected by the second lien lenders, and (iii) four directors elected by the Backstop Parties with consultation from the CEO and a nationally-recognized executive search firm.

•	Releases: The Restructuring Support Agreement also provides for upfront mutual releases between each Backstop Party and each Sponsor, subject to an exception for fraud, gross negligence, and willful misconduct, for any claims arising from the restructuring, transactions, relating to the Company, and the Plan. The Restructuring Support Agreement also provides for certain other releases of the Sponsors, the Company, and the Lenders which will be included in the Plan and will take effect upon the effective date of the Plan. All indemnification provisions for current directors, officers, and employees will remain in place after the restructuring.

•	Break-up Fee: Among other circumstances provided in the Restructuring Support Agreement, if the Company exercises its fiduciary out and does not accept the transaction contemplated by the Term Sheet, the Company will pay the Backstop Parties a $10 million break-up fee.

Pursuant to the Restructuring Support Agreement, the Backstop Parties have agreed to, among other things: (a) vote all held claims in favor of the Plan; (b) negotiate in good faith additional documentation to implement the restructuring and the Plan; (c) support the Company in obtaining court approval of the Rights Offering; (d) with respect to the Backstop Parties, backstop the Rights Offering; (e) not support or participate in alternative transactions and/or restructurings of the Company; and (f) support certain releases, exculpation, injunction, and discharge provisions under the Plan.

The Restructuring Support Agreement contemplates an outside date for a chapter 11 filing of September 16, 2015 (the “Petition Date”). The Restructuring Support Agreement contains certain Plan-related milestones (e.g., deadlines to file an agreed-upon plan of reorganization and disclosure statement, approve the terms of the Rights Offering, finalize an agreement on an amended or refinanced/replacement RBL Revolver, and confirm the Plan). Under the terms of the Restructuring Support Agreement, if holders of at least 66 2/3% of the aggregate outstanding loans under the Second Lien Term Loan are not parties to the Restructuring Support Agreement by October 14, 2015, the Company will have the ability to pursue a sale to the Backstop Parties under section 363 of the Bankruptcy Code (the “363 Sale”). If the Company elects to pursue the 363 Sale, the Parties will pursue a sale of substantially all of the Company’s assets and the Backstop Parties will act as the stalking horse bidder through the commitments contemplated in the Term Sheet. The terms of the Restructuring Support Agreement require the Parties to negotiate the terms of an asset purchase agreement and bid procedures to govern the 363 Sale process on or before September 16, 2015, and if the Company elects to pursue the 363 Sale, support, and take all reasonable actions necessary for the implementation or consummation of the 363 Sale, including facilitating the entry by the Company into an exit financing facility necessary to consummate the 363 Sale.

As a result of its entry into the Restructuring Support Agreement, the Company intends to forgo the Monday, August 17, 2015 payment under the Senior Notes Indenture and take advantage of the 30-day grace period allowed under the Senior Notes Indenture to build consensus for the restructuring contemplated under the Restructuring Support Agreement.

A copy of the Restructuring Support Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

Beginning in April 2015, the Company commenced discussions and negotiations with legal and financial advisors to the administrative agent (the “Agent”) for the Lenders and a group of Noteholders regarding recapitalization and restructuring transactions for the Company. The Company’s legal and financial advisors met initially with the advisors to the Agent on April 14, 2015, and with the advisors to the group of Noteholders on April 17, 2015, to provide relevant background and context for the negotiations. Over the next several weeks, the advisors to both the Agent and Noteholders conducted due diligence and engaged in separate but parallel negotiations with the Company and its advisors.

On June 8 and 9, 2015, certain Lenders entered into confidentiality agreements with the Company. On June 10, 2015, certain Noteholders executed similar confidentiality agreements. The confidentiality agreements all require a public disclosure of all material non-public information provided to the Lenders and Noteholders, respectively, on or prior to August 14, 2015.

Following entry into the confidentiality agreements, the Company proceeded to negotiate two potential recapitalization and restructuring transactions over the course of the last several months. The first, led by the group of Noteholders, contemplated a new money investment backstopped by the Noteholders, together with an exchange of substantially all of the existing Senior Notes. More specifically, and as set forth in the last proposal made by the Noteholders on a term sheet dated July 29, 2015 (the “July 29 Senior Notes Term Sheet”), which was the last proposal made by the group of Noteholders, the Noteholder-led recapitalization and restructuring transaction contemplated the contribution of $650 million in new money investments, to be led by the Noteholders, and an out-of-court exchange of the Senior Notes into new 1.5 lien secured notes. To be successful, the July 29 Senior Notes Term Sheet required, among other things, broad Noteholder support (95%) for the transaction, an agreement on the refinancing of the existing RBL revolver to accommodate the new money investment and exchanged notes, and an agreement with the holders of the Company’s preferred stock. Additionally, in the Company’s view, the exchange likely would have needed to close on or before September 16, 2015. The Company and the group of Noteholders were unable to reach an agreement and have terminated negotiations.

Copies of the July 29 Senior Notes Term Sheet, as well as term sheets dated May 7, 2015, May 22, 2015, July 26, 2015, July 27, 2015, and July 28, 2015 (collectively, and together with the July 29 Senior Notes Term Sheet, the “May-July Senior Notes Term Sheets”), are attached as Exhibit 99.1 to this Current Report on Form 8-K. Information given to certain of the Company’s Lenders and Noteholders is attached as Exhibit 99.2.

The information furnished pursuant to this Item 7.01, Exhibit 99.1, and Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Restructuring Support Agreement

99.1	May-July Senior Notes Term Sheets

99.2	Information given to certain of the Company’s Lenders and Noteholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAMSON RESOURCES CORPORATION

Date: August 14, 2015	By:	/s/ Philip W. Cook
Philip W. Cook
Executive Vice President and Chief Financial Officer